As filed with the Securities and Exchange Commission on September 27, 2013

Registration No. 333-190699

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

RE/MAX Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6531	80-0937145
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5075 South Syracuse Street

Denver, Colorado 80237

(303) 770-5531

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Geoffrey D. Lewis

Executive Vice President and Chief Legal and Compliance Officer

5075 South Syracuse Street

Denver, Colorado 80237

(303) 770-5531

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gavin B. Grover, Esq. David B. Strong, Esq. John M. Rafferty, Esq. Morrison & Foerster LLP 425 Market Street San Francisco, CA 94105 Tel: (415) 268-7000 Fax: (415) 268-7522	Deanna L. Kirkpatrick, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 Tel: (212) 450-4000 Fax: (212) 701-5800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Title of Each Class of Securities to be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Class A Common Stock, $0.0001 par value	11,500,000	$21.00	$241,500,000	$32,940.60

(1)	Includes 1,500,000 shares that the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 3 is being filed solely for the purpose of filing the exhibits indicated in Item 16 of Part II of the Registration Statement. No change is made to the prospectus constituting Part I of the Registration Statement or Items 13, 14, 15 and 17 of Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discount, payable by the registrant in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee, the FINRA filing fee and the NYSE listing fee.

Amount to be paid
SEC Registration Fee	$32,941
FINRA Filing Fee	36,725
Initial NYSE Listing Fee	94,442
Legal Fees and Expenses	4,360,000
Accounting Fees and Expenses	4,950,000
Offering Advisory Fees	930,000
Printing and Engraving Expenses	300,000
Blue Sky Fees and Expenses	15,000
Transfer Agent and Registrar Fees	2,500
Miscellaneous Expenses	278,392

Total	$11,000,000

Item 14.	Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) provides that a corporation may, in its original certificate of incorporation or an amendment thereto, eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions or (4) for any transaction from which a director derived an improper personal benefit. Our certificate of incorporation provides for such limitation of liability.

Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

Our certificate of incorporation as it will be in effect upon the completion of this offering provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Our bylaws as will be in effect upon the completion of this offering provide for the indemnification of officers and directors acting on our behalf if this person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

In addition, we have entered into separate indemnification agreements with each of our executive officers and directors, a form of which is filed as Exhibit 10.2 hereto. Such agreements may require us, among other things, to advance expenses and otherwise indemnify our executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors, to the fullest extent permitted by law. We intend to enter into indemnification agreements with any new directors and executive officers in the future.

Upon the consummation of this offering, RMCO, LLC intends to enter into its fourth amended and restated limited liability company agreement, which will provide for indemnification of certain of its stockholders for certain liabilities arising under the Securities Act.

The underwriting agreement (filed as Exhibit 1.1 hereto) provides for indemnification by the underwriters of our directors and officers for certain liabilities arising under the Securities Act.

We intend to purchase and maintain insurance on behalf of us and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15.	Recent Sales of Unregistered Securities

Since December 31, 2009, we have sold the following unregistered securities:

1.	On April 16, 2010, RMCO, LLC issued 112,500 Class A preferred units to Weston Presidio V, L.P. for an aggregate purchase price of $30.0 million.

2.	On November 15, 2012, RMCO, LLC issued options to purchase 31,500 units of Class B units, at an exercise price of $90.08.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes that each transaction was exempt from the registration requirements of the Securities Act in reliance on Section 4(2) of the Securities Act (or Rule 506 of Regulation D promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or pursuant to a compensatory benefit plan approved by the registrant’s board of directors. Each recipient of the securities in these transactions represented his, her or its intention to acquire the securities for investment only and not with a view to, or for resale in connection with, any distribution thereof, and appropriate legends were affixed to the share certificates issued in each such transaction. In each case, the recipient received adequate information about the registrant or had adequate access, through his, her or its relationship with the registrant, to information about the registrant. The sales of these securities were made without any general solicitation or advertising.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit Number	Description of Exhibit
1.1	Form of Underwriting Agreement.

2.1‡	Asset Purchase Agreement, dated as of December 31, 2012, by and among RE/MAX/KEMCO Partnership, L.P., d/b/a RE/MAX of Texas, RE/MAX, LLC and Richard Filip, Charles El-Moussa, Brian Parker and Philip Leung. (Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby undertakes to furnish supplemental copies of any omitted exhibits and schedules upon request by the SEC.)

3.1	Form of Amended and Restated Certificate of Incorporation of RE/MAX Holdings, Inc., to be in effect upon completion of this offering.

3.2	Form of Bylaws of RE/MAX Holdings, Inc., to be in effect upon completion of this offering.

4.1	Form of RE/MAX Holdings, Inc.’s Class A common stock certificate.

5.1‡	Opinion of Morrison & Foerster LLP.

10.1†	RE/MAX Holdings, Inc. 2013 Omnibus Incentive Plan.

10.2†	Form of Option Substitution Award.

10.3†	Form of Indemnification Agreement by and between RE/MAX Holdings, Inc. and each of its directors and executive officers.

10.4‡	Credit Agreement, dated as of July 31, 2013, among RMCO, LLC, RE/MAX, LLC, the several lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent.

10.5‡	Lease, dated April 16, 2010, by and between Hub Properties Trust and RE/MAX International, LLC.

10.6‡	Employment Agreement, dated as of March 1, 2010, by and between RE/MAX International Holdings, Inc., RE/MAX, LLC and Margaret M. Kelly.

10.7‡	Employment Agreement, dated as of March 1, 2010, by and between RE/MAX International Holdings, Inc., RE/MAX, LLC and David M. Metzger.

10.8‡	Employment Agreement, dated as of July 1, 2010, by and between RE/MAX International Holdings, Inc., RE/MAX, LLC and Geoffrey Lewis.

10.9‡	Employment Agreement, dated as of October 1, 2010, by and between RE/MAX International Holdings, Inc., RE/MAX, LLC and Mike Ryan.

10.10	Form of Registration Rights Agreement by and among RE/MAX Holdings, Inc. and RIHI, Inc.

10.11	Form of Management Services Agreement.

10.12	Form of RMCO, LLC fourth amended and restated limited liability company agreement.

10.13	Form of Tax Receivable Agreement (RIHI, Inc.).

10.14	Form of Restricted Stock Unit Award.

10.15	Form of Restricted Stock Award (Directors and Senior Officers).

10.16	Form of Restricted Stock Award (General).

10.17	Form of Stock Option Award (Directors and Senior Officers).

10.18	Form of Stock Option Award (General).

10.19	Plan of Reorganization and Purchase Agreement, dated as of August 9, 2013, by and among Buena Suerte Holdings Inc., HBN, Inc. and HBN Holdco, Inc.

10.20	Plan of Reorganization and Purchase Agreement, dated as of August 9, 2013, by and among Buena Suerte Holdings Inc., Tails, Inc. and Tails Holdco, Inc.

Exhibit Number	Description of Exhibit

10.21	Form of Restricted Stock Unit Award (Vested IPO Awards).

10.22	Form of Tax Receivable Agreement (Weston Presidio V, L.P.).

21.1‡	Subsidiary List of RE/MAX Holdings, Inc.

23.1‡	Consent of Independent Registered Public Accounting Firm for RMCO, LLC.

23.2‡	Consent of Independent Auditors for RE/MAX/KEMCO Partnership.

23.3‡	Consent of Independent Registered Public Accounting Firm for RE/MAX Holdings, Inc.

23.4‡	Consent of Counsel (included in exhibit 5.1).

24.1‡	Power of Attorney (included on signature page).

†	Indicates a management contract or compensatory plan or arrangement.
‡	Previously filed.

(b)	Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted as to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, we have duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 27th day of September, 2013.

RE/MAX HOLDINGS, INC.

By:	/s/ Geoffrey D. Lewis
Geoffrey D. Lewis Executive Vice President and Chief Legal and Compliance Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* David L. Liniger	Chairman of the Board and Co-Founder (Principal Executive Officer)	September 27, 2013

* Margaret M. Kelly	Chief Executive Officer and Director (Principal Executive Officer)	September 27, 2013

* David M. Metzger	Chief Operating Officer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 27, 2013

* Gail A. Liniger	Vice Chair of the Board and Co-Founder	September 27, 2013

* Vincent J. Tracey	President and Director	September 27, 2013

* Gilbert Baird III	Director	September 27, 2013

* Scott M. Bell	Director	September 27, 2013

* Richard O. Covey	Director	September 27, 2013

* Kathleen J. Cunningham	Director	September 27, 2013

* Roger J. Dow	Director	September 27, 2013

* David L. Ferguson	Director	September 27, 2013

Signature		Title	Date

* Ronald E. Harrison		Director	September 27, 2013

* Daryl L. Jesperson		Director	September 27, 2013

* Daniel J. Predovich		Director	September 27, 2013

* By:	/s/ Geoffrey D. Lewis Geoffrey D. Lewis Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1	Form of Underwriting Agreement.

2.1‡	Asset Purchase Agreement, dated as of December 31, 2012, by and among RE/MAX/KEMCO Partnership, L.P., d/b/a RE/MAX of Texas, RE/MAX, LLC and Richard Filip, Charles El-Moussa, Brian Parker and Philip Leung. (Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby undertakes to furnish supplemental copies of any omitted exhibits and schedules upon request by the SEC.)

3.1	Form of Amended and Restated Certificate of Incorporation of RE/MAX Holdings, Inc., to be in effect upon completion of this offering.

3.2	Form of Bylaws of RE/MAX Holdings, Inc., to be in effect upon completion of this offering.

4.1	Form of RE/MAX Holdings, Inc.’s Class A common stock certificate.

5.1‡	Opinion of Morrison & Foerster LLP.

10.1†	RE/MAX Holdings, Inc. 2013 Omnibus Incentive Plan.

10.2†	Form of Option Substitution Award.

10.3†	Form of Indemnification Agreement by and between RE/MAX Holdings, Inc. and each of its directors and executive officers.

10.4‡	Credit Agreement, dated as of July 31, 2013, among RMCO, LLC, RE/MAX, LLC, the several lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent.

10.5‡	Lease, dated April 16, 2010, by and between Hub Properties Trust and RE/MAX International, LLC.

10.6‡	Employment Agreement, dated as of March 1, 2010, by and between RE/MAX International Holdings, Inc., RE/MAX, LLC and Margaret M. Kelly.

10.7‡	Employment Agreement, dated as of March 1, 2010, by and between RE/MAX International Holdings, Inc., RE/MAX, LLC and David M. Metzger.

10.8‡	Employment Agreement, dated as of July 1, 2010, by and between RE/MAX International Holdings, Inc., RE/MAX, LLC and Geoffrey Lewis.

10.9‡	Employment Agreement, dated as of October 1, 2010, by and between RE/MAX International Holdings, Inc., RE/MAX, LLC and Mike Ryan.

10.10	Form of Registration Rights Agreement by and among RE/MAX Holdings, Inc. and RIHI, Inc.

10.11	Form of Management Services Agreement.

10.12	Form of RMCO, LLC fourth amended and restated limited liability company agreement.

10.13	Form of Tax Receivable Agreement (RIHI, Inc).

10.14	Form of Restricted Stock Unit Award.

10.15	Form of Restricted Stock Award (Directors and Senior Officers).

10.16	Form of Restricted Stock Award (General).

10.17	Form of Stock Option Award (Directors and Senior Officers).

10.18	Form of Stock Option Award (General).

10.19	Plan of Reorganization and Purchase Agreement, dated as of August 9, 2013, by and among Buena Suerte Holdings Inc., HBN, Inc. and HBN Holdco, Inc.

Exhibit Number	Description of Exhibit
10.20	Plan of Reorganization and Purchase Agreement, dated as of August 9, 2013, by and among Buena Suerte Holdings Inc., Tails, Inc. and Tails Holdco, Inc.

10.21	Form of Restricted Stock Unit Award (Vested IPO Awards).

10.22	Form of Tax Receivable Agreement (Weston Presidio V, L.P.).

21.1‡	Subsidiary List of RE/MAX Holdings, Inc.

23.1‡	Consent of Independent Registered Public Accounting Firm for RMCO, LLC.

23.2‡	Consent of Independent Auditors for RE/MAX/KEMCO Partnership.

23.3‡	Consent of Independent Registered Public Accounting Firm for RE/MAX Holdings, Inc.

23.4‡	Consent of Counsel (included in exhibit 5.1).

24.1‡	Power of Attorney (included on signature page).

†	Indicates a management contract or compensatory plan or arrangement.
‡	Previously filed.